UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2015

LIGHTBRIDGE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-34487	91-1975651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1600 Tysons Boulevard, Suite 550
McLean, VA 22102
(Address of principal executive offices, including zip code)

(571) 730-1200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure.

On September 14, 2015, Lightbridge Corporation (the “Company”) issued a press release announcing the Company’s entry into a Comprehensive Nuclear Services Agreement with Canadian Nuclear Laboratories (“CNL”) for fabrication of the Company’s patented next generation metallic nuclear fuel test samples at CNL facilities at Chalk River, Ontario, Canada. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1.

The information in this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

Item 8.01 Other Events.

The Company is providing the following supplemental risk factor for incorporation by reference into the Company’s effective registration statements.

The accounting treatment for our outstanding warrants is highly complex, and we may be required to restate our historical financial statements to account for our warrants as a derivative liability under GAAP.

The accounting treatment for warrants is highly complex and subject to judgments concerning the appropriate categorization under generally accepted accounting principles (GAAP). We have historically accounted for our outstanding warrants as a component of stockholders’ equity, based on the terms of the warrants and the application of FASB Accounting Standards Codification Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. Management has determined to seek guidance from the Office of the Chief Accountant of the Securities and Exchange Commission (the “SEC”) concerning the appropriate accounting treatment for our outstanding warrants. On September 4, 2015, management sent a letter to the SEC requesting confirmation that the SEC staff does not object to the Company’s presentation of its outstanding warrants as a component of stockholders’ equity. While management, our independent outside auditors and the Company’s Audit Committee all agree with the classification of the outstanding warrants as a component of stockholders’ equity, there can be no guarantee that the SEC staff will agree, and we could be required to restate our historical financial statements to reclassify the warrants as a derivative liability instead of as a component of stockholders’ equity. The need to restate our financial results could, among other potential adverse effects, result in us incurring additional costs, affect our ability to timely file our periodic reports until such restatement is completed, result in material changes to our historical and future financial results, result in investors losing confidence in our operating results, and cause our stock price to decline.

If we were to reclassify the warrants as a derivative liability, we would be required to “mark to market” the derivative liability each reporting period under applicable accounting rules and record changes in the fair value associated with the derivative liability in our consolidated statement of operations. As such, when the trading price for our common stock increases, the fair value of the derivative liability would generally increase and we would recognize an expense associated with this change in fair value. Similarly, when our trading price decreases, the fair value of the derivative liability would generally decrease and we would recognize a gain associated with this change in fair value. As such, though there would be no cash flow impact to us caused by the volatility of our trading price, applicable accounting rules will directly impact our reported profit or loss pursuant to GAAP.

In addition, the continued listing standards of the NASDAQ Capital Market, on which our common stock is listed, require, among other things, that we maintain at least $2.5 million in stockholders’ equity until either the market value of our listed securities is at least $35.0 million or we have net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. A reclassification of the warrants to a derivative liability could reduce our stockholders’ equity for purposes of this continued NASDAQ listing requirement and financial reporting purposes. In particular, an increasing warrant liability that would result from a continual increase in the trading price of our common stock at the end of each financial reporting period may make it more difficult for us to maintain the minimum stockholders’ equity required for the NASDAQ Capital Market. Failure to remain listed on the NASDAQ Capital Market could have a material adverse effect on the value and liquidity of our securities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2015

LIGHTBRIDGE CORPORATION

By:	/s/ Seth Grae
Name:	Seth Grae
Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated September 14, 2015.